UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ------------------

                         AMERICAN COMMUNICATIONS ENTERPRISES, INC.
                   (Exact Name of Registrant as Specified in its Charter)

State of Nevada               7103 Pine Bluffs Trail        74-2897368
                                 Austin,  TX 78729

(State or Other               (Address, including zip       (I.R.S. Employer
Jurisdiction of               code of principal             Identification
Incorporation or              executive office)             Number)
Organization)

                    American Communications Enterprises, Inc.
                                 2000 Stock Plan
                           (Full title of the plan)

                                 DAIN L. SCHULT

                    American Communications Enterprises, Inc.
                             7103 Pine Bluffs Trail
                                Austin, TX 78729
                                (512) 249-2344

                           (Name, address, and telephone number,
                                   of agent for service)
                                  ------------------

                         CALCULATION OF REGISTRATION FEE

Title of                Amount      Proposed Maximum  Proposed Maximum        Amount of
Securities to           to be       Offering Price    Aggregate Offering      Registration
be Registered           Registered  Per Share         Price                   Fee

Common Stock            6,000,000   $0.11             $660,000                $194.70
                        shares

                  Approximate date of proposed sales pursuant to the plan: As soon as practicable after this Registration Statement becomes effective.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
------------------------------------------------

      The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(b) The Company's Quarterly Reports on Forms 10-QSB for the quarters ended March 31 and June 30, 2000.

(c)         The Company's Current Report on Form 8-K filed March 31, 2000.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
----------------------------------

      The Company is authorized to issue 30,000,000 shares of common stock, no par value per share, of which 18,487,888 shares are issued and outstanding as of the date hereof. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. The Company's common stock does not have preemptive rights, meaning that the common shareholders' ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued, and the existing shareholders are not granted the right to maintain their ownership interest in the Company. Upon any liquidation, dissolution or winding-up, the Company's assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any other securities and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors, out of funds legally available therefor, subject to the priorities given to any class of preferred stock which may be issued.

      To date, The Company has not paid any dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition, and other relevant factors. The Board of Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in business operations.

      The Company uses Signature Stock Transfer, Inc., in Dallas, Texas as its transfer agent for the common stock.

Item 6.  Indemnification of Directors and Officers.
--------------------------------------------------

      The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

      Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement.

Item 8.  Exhibits.
-----------------

      5           Opinion re legality

      23.1        Consent of Independent Certified Public Accountants

      23.2        Consent of Legal Counsel (included as part of Exhibit 5)

      24          Powers of Attorney

Item 9.  Undertakings.
---------------------

A.    Undertakings Relating to Delayed or Continuous Offerings of
      Securities

      (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  The  undersigned   registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking Relating to the Incorporation of Certain Documents by Reference

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Undertaking Relating to the Incorporation of Annual Report to Stockholders

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.    Undertaking Relating to Registration Statement on Form S-8

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October _13__, 2000.

                                          AMERICAN COMMUNICATIONS
                                            ENTERPRISES, INC.

                                          By:
                                             Dain L. Schult, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                     TITLE                          DATE

/s/ Dain L. Schult              Director, Chief               October_13_, 2000
Dain L. Schult                  Executive Officer

______*___________              Director, Chief Financial     October_13_, 2000
Robert E. Ringle                and Accounting Officer


                        * By:____Dain L. Schult____________________
                                Attorney in Fact

                                  EXHIBIT INDEX

Exhibit

Number                              Title

    5                      Opinion re legality

  23.1                     Consent of Independent Certified Public Accountants

  23.2                     Consent of Legal Counsel (included as
                           part of Exhibit 5)

  24                       Power of Attorney